EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-126244, 333-159849 and 333-172631 on Form S-8 and No. 333-176236 on Form S-3 of DSW Inc. and subsidiaries (“DSW”) of our report dated March 28, 2013, relating to the consolidated financial statements of DSW, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the accounting for the reverse merger with RVI as the accounting acquirer and DSW as the accounting acquiree and our report dated March 28, 2013 relating to the effectiveness of DSW's internal control over financial reporting, appearing in the Annual Report on Form 10-K of DSW Inc. for the year ended February 2, 2013.

/s/ DELOITTE & TOUCHE LLP

Columbus, Ohio
March 28, 2013